Exhibit 10.36

October 31, 2005

Mr. David Grin

Laurus Master Fund, Ltd.

c/o Laurus Capital Management, LLC

825 Third Avenue 14th Fl.

New York, NY 10022

RE:	Exercise Price of Laurus Warrants

Dear Mr. Grin:

On October 31, 2005, we closed the sale of the following securities to institutional investors: (i) 14,925,743 shares of the Company’s common stock, plus (ii) five-year, non-callable warrants to purchase another 5,970,297 shares of common stock with an exercise price of $1.20 per share (the “Offering”). The aggregate purchase price for the securities sold in the Offering was $1.01 per share of common stock initially being sold or $15,075,000. In conjunction therewith, we have repaid all indebtedness (including interest, prepayment fees and other fees) to Laurus and agree that the Exercise Price (as defined in the warrants) of the warrants owned by Laurus Master Fund, Ltd. reset as follows:

Warrant Owner	Issue Year	Expiration Year	Underlying Shares	Exercise Price
				Old	New
Laurus Master Fund, Ltd	2003	2010	200,000	$2.25	$1.92
Laurus Master Fund, Ltd	2003	2010	200,000	$2.44	$2.07
Laurus Master Fund, Ltd	2003	2010	150,000	$2.82	$2.35
Laurus Master Fund, Ltd	2004	2011	125,000	$3.11	$2.57
Laurus Master Fund, Ltd	2004	2011	400,000	$1.25	$1.18

			1,075,000

Sincerely,

TRANSGENOMIC, INC.

By:	/s/ Michael A. Summers
Michael A. Summers
Chief Financial Officer

Agreed and accepted on the date hereof LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
David Grin
Director